FOR IMMEDIATE RELEASE

ISSI ANNOUNCES SECOND FISCAL QUARTER 2010 RESULTS

SAN JOSE, Calif., Apr 27, 2010 /PRNewswire – FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the second fiscal quarter ended March 31, 2010.

Revenue in the second fiscal quarter ended March 31, 2010 was $57.0 million, a 12.8% increase from revenue of $50.6 million in the December 2009 quarter and an 82.5% increase from revenue of $31.3 million in the March 2009 quarter.  Gross margin for the second quarter was 37.2%, which included a 1.1 percentage point net benefit from sales of previously reserved inventory.  This compares with gross margin of 39.8% in the December 2009 quarter, which included a 7.7 percentage point net benefit from sales of previously reserved inventory, and 20.7% in the March 2009 quarter.

The Company’s net income in the second quarter of fiscal 2010 was $7.2 million, or $0.27 per diluted share. This compares with net income for the December 2009 quarter of $7.2 million, or $0.28 per diluted share, and a net loss for the March 2009 quarter of $3.8 million, or $(0.15) per diluted share.

The Company's cash, cash equivalents and short-term investments totaled $83.0 million at March 31, 2010, compared to $85.2 million at December 31, 2009.  The Company's inventory at March 31, 2010 totaled $35.6 million, an increase of $8.0 million from December 31, 2009.

"We are very pleased with our results in the March quarter.  Demand for our products was strong and exceeded our expectations in our target markets while DRAM pricing continued to improve.  We also had one of our best quarters in new design wins," said Scott Howarth, ISSI's President and CEO.  "In addition, the beginning backlog and orders to date for the June quarter have been the strongest we have seen in several years," added Mr. Howarth.

June Quarter Outlook

The Company currently expects its revenue for the June quarter to be between $64 million and $70 million and its gross margin to be between 34% and 37%.  Operating expenses for the June quarter are expected to be in the range of $12.9 million to $13.4 million.  Gains on sales of investments in the June quarter are expected to be in the range of $2.5 million to $3.0 million and the Company expects approximately $0.3 million in interest and other income.  As a result of the above, net income per share is expected to be between $0.44 and $0.50 per diluted share.

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss the Company’s second quarter fiscal 2010 financial results. To access ISSI's conference call via telephone, dial 1-800-474-8920 by 1:20 p.m. Pacific time. The participant passcode is 6491336. The call will also be webcast from ISSI's website at http://www.issi.com.
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ISSI Release
April 27, 2010

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics, and (v) industrial.  The Company's primary products are high speed and low power SRAM and low and medium density DRAM.  Through its Giantec business unit, the Company also designs and markets EEPROM, SmartCards and analog power management devices focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our outlook for the June 2010 quarter with respect to revenue, gross margin, operating expenses, gains on sales of investments, and net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products in our key target markets and the pricing and gross margins achieved on such sales, our ability to control our operating expenses, our ability to obtain a sufficient supply of wafers and assembly and test capacity, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2009 and our Form 10-Q for the quarter ended December 31, 2009. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit.  The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
John M. Cobb
Chief Financial Officer
Investor Relations
(408) 969-6600
ir@issi.com

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Net sales	$57,043	$31,253	$107,598	$68,918
Cost of sales	35,827	24,786	66,261	54,718
Gross profit	21,216	6,467	41,337	14,200

Operating expenses:
Research and development	5,899	4,186	10,888	9,394
Selling, general and administrative	8,550	6,408	16,176	13,709
Total operating expenses	14,449	10,594	27,064	23,103

Operating income (loss)	6,767	(4,127)	14,273	(8,903)
Interest and other income, net	435	282	771	864

Income (loss) before income taxes	7,202	(3,845)	15,044	(8,039)
Provision (benefit) for income taxes	47	(42)	691	(102)

Consolidated net income (loss)	7,155	(3,803)	14,353	(7,937)

Less: Net (income) loss attributable to
noncontrolling interests	(1)	(23)	(3)	41

Net income (loss)	$7,154	$(3,826)	$14,350	$(7,896)

Basic net income (loss) per share	$0.28	$(0.15)	$0.57	$(0.31)
Shares used in basic per share calculation	25,310	25,508	25,161	25,556

Diluted net income (loss) per share	$0.27	$(0.15)	$0.55	$(0.31)
Shares used in diluted per share calculation	26,771	25,508	26,147	25,556

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	September 30,
	2010	2009
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$48,814	$54,944
Restricted cash	5,029	-
Short-term investments	29,150	28,542
Accounts receivable, net	37,010	26,501
Inventories	35,592	19,275
Other current assets	4,655	2,922

Total current assets	160,250	132,184
Property, equipment and leasehold improvements, net	23,493	23,218
Long-term investments	-	1,408
Purchased intangible assets, net	1,777	2,313
Goodwill	1,251	1,251
Other assets	11,296	1,556
Total assets	$198,067	$161,930

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,063	$26,825
Accrued compensation and benefits	5,355	4,364
Accrued expenses	5,686	5,368

Total current liabilities	47,104	36,557

Other long-term liabilities	750	797

Total liabilities	47,854	37,354

Commitments and contingencies

Stockholders' equity:
Common stock	3	2
Additional paid-in capital	314,273	309,649
Accumulated deficit	(171,131)	(185,481)
Accumulated comprehensive income (loss)	2,131	(1,344)
Noncontrolling interest	4,937	1,750

Total stockholders' equity	150,213	124,576
Total liabilities and stockholders' equity	$198,067	$161,930

(1) Derived from audited financial statements.